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                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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
                                                           Quarter Ended
                                                     --------------------------
                                                     October 3,    September 30,
                                                        1997           1996
                                                     ----------    -----------
                                                        (In millions except
                                                         per share amounts)

Primary:
  Average shares outstanding                             79.7           77.9
                                                       ======         ======

  Net income                                           $ 43.6         $ 38.1
                                                       ======         ======

  Net income per share - primary                       $  .55         $  .49
                                                       ======         ======

Fully diluted:
  Total primary average shares outstanding               79.7           77.9

  Dilutive stock options and employee stock
    purchase plan shares - based on treasury
    stock method using the greater of quarter-
    end market price or average market price               .4             .3
                                                       ------         ------

  Average fully diluted shares outstanding               80.1           78.2
                                                       ======         ======

  Net income per share - fully diluted                 $  .54         $  .49
                                                       ======         ======
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